Exhibit 99.1

Double-Take Software, Inc. Announces First Quarter 2009 Financial Results

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--April 28, 2009--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the first quarter ended March 31, 2009.

“An unanticipated and unprecedented drop-off in new license orders early in the quarter led to disappointing license sales. Our customers and prospects continued to show strong buying intentions, but were blocked from executing on them because, we believe, their budgets were in limbo and their spending was therefore held up. In addition a certain portion of our market views our products as a type of insurance against disaster, and they were betting that they could go another quarter without a failure requiring our software,” said Dean Goodermote, Chairman, CEO and President. Goodermote continued, “Given this environment, we believe it important to execute on two fronts: to expand into adjacent markets such as we recently announced to supplement growth numbed by the recession; and to cut costs to preserve profitability. We significantly cut back on all discretionary spending during the first quarter and we subsequently reduced personnel costs by 10%. We have no debt, a significant cash position, a good sales pipeline and great product development, so we believe we are in a strong position to weather this economic storm and emerge with a stronger product portfolio.”

Total revenue for the quarter, which consists of software revenue and maintenance and professional services revenue, decreased 21.0% to $18.2 million in the first quarter of 2009 from $23.0 million in the first quarter of 2008. Software revenue decreased 37.8% to $7.7 million in the first quarter of 2009 from $12.4 million in the first quarter of 2008. Maintenance and professional services revenue decreased 1.2% to $10.4 million in the first quarter of 2009 from $10.6 million in the first quarter of 2008. Within that total, maintenance revenue increased by 1.4% to $9.7 million in the first quarter of 2009 from $9.6 million in the first quarter of 2008. Had foreign currency exchange rates been constant from 2008 to 2009, software, maintenance and professional services revenue would have been approximately 8% higher in the first quarter of 2009.

Income (loss) from operations was $(0.2) million in the first quarter of 2009 compared to $3.5 million in the first quarter of 2008. Net income (loss) totaled $0.0 million, or $0.00 per share in the first quarter of 2009 compared with $2.2 million, or $0.09 per diluted share, in the first quarter of 2008.

Income from operations on an adjusted, non-GAAP basis in the first quarter of 2009 was $0.9 million compared with $4.4 million in the first quarter of 2008. Adjusted, non-GAAP net income in the first quarter of 2009 was $1.0 million, or $0.05 per diluted share, compared with $3.0 million, or $0.13 per diluted share, in the first quarter of 2008.

The Company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation, resulting from the application of SFAS 123R, from operating expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $6.7 million in the first quarter of 2009. Cash and short term investments at March 31, 2009 totaled $79.1 million, an increase of approximately $5.9 million from December 31, 2008.

2009 Financial Guidance

“We have seen some stabilization in our sales in March and April, but we are cautious about concluding that this is a trend or that we will see solid growth in license sales returning this quarter,” said Goodermote. “Moreover, we believe that we are unable to accurately predict global economic trends which are weighing on us, and our sales visibility is mostly short-term, so we are no longer able to provide meaningful guidance for the full year although we remain hopeful for renewed growth.”

Revenue for the second quarter of 2009 is anticipated to be in the range of $20.0 to $22.0 million and adjusted non-GAAP operating income for the second quarter is expected to be between $2.7 to $4.4 million. The effective income tax rate on non-GAAP income for the second quarter is expected to be approximately 38%. Non-GAAP net income per share for the second quarter is expected to be in the range of $0.07 to $0.12 per share and weighted average diluted shares using the treasury method are expected to be approximately 23.2 to 23.3 million shares.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the second quarter of 2009 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until Thursday, April 30, 2009 at 11:59 p.m. EDT. To access the audio replay, dial 888-286-8010 or 617-801-6888 and enter access code 23103374. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take(R) Software (Nasdaq: DBTK) is a leading provider of affordable Workload Optimization products that are simple to use and enable IT managers to easily move, protect, recover and more flexibly run critical IT workloads in physical and virtual environments, regardless of platform or location. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than 19,000 customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

© Double-Take Software, Inc. All rights reserved. Double-Take, Balance, Double-Take Cargo, Double-Take Flex, Double-Take for Hyper-V, Double-Take for Linux, Double-Take Move, Double-Take ShadowCaster, Double-Take for Virtual Systems, GeoCluster, Livewire, netBoot/i, NSI, sanFly, TimeData, TimeSpring, winBoot/i and associated logos are registered trademarks or trademarks of Double-Take Software, Inc. and/or its affiliates and subsidiaries in the United States and/or other countries. Microsoft, Hyper-V, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. Linux is a registered trademark of Linus Torvalds. Red Hat is a registered trademark of Red Hat, Inc. All other trademarks are the property of their respective companies.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	Dec. 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$47,412	$40,659
Short term investments	31,683	32,524
Accounts receivable, net	13,014	19,593
Prepaid expenses and other current assets	6,398	6,621
Deferred tax assets	5,489	5,438
Total current assets	103,996	104,835

Property and equipment, net	4,166	4,236
Intangibles, net	5,487	5,963
Goodwill	15,946	16,267
Other assets	850	739
Long-term deferred tax assets	-	-
Total assets	$130,445	$132,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	6,154	6,422
Other liabilities	716	390
Deferred revenue	25,071	27,078
Total current liabilities	31,941	33,890

Long-term deferred revenue, less current portion	4,587	4,614
Long-term deferred rent, less current portion	90	117
Long-term capital lease obligations	7	9

Stockholders' equity	93,820	93,410

Total liabilities and stockholders' equity	$130,445	$132,040

Double-Take Software, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Software licenses	$7,722	$12,416
Maintenance and professional services	10,444	10,576
Total revenue	18,166	22,992

Cost of revenue:
Software licenses	82	120
Maintenance and professional services	2,057	2,339
Total cost of revenue	2,139	2,459

Gross profit	16,027	20,533

Operating expenses:
Sales and marketing	8,239	9,021
Research and development	3,903	4,019
General and administrative	3,057	3,167
Depreciation and amortization	990	805
Total operating expenses	16,189	17,012

Income (loss) from operations	(162)	3,521

Other income, net	66	257

Income (loss) before income taxes	(96)	3,778

Income tax (benefit) expense	(51)	1,625

Net income (loss)	$(45)	$2,153

Net income (loss) per share:
Basic	$0.00	$0.10
Diluted	$0.00	$0.09

Weighted-average number of shares used in per share amounts:
Basic	22,018	21,942
Diluted	22,018	23,114

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net Income (Loss)	$(45)	$2,153
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	613	531
Amortization of intangible assets	377	274
Provision for doubtful accounts	65	40
Stock based compensation	1,092	886
Deferred income taxes	(51)	796

Changes in:
Accounts receivable	6,248	2,636
Prepaid expenses and other assets	5	190
Other assets	(148)	2
Accounts payable and accrued expenses	(163)	(2,422)
Other liabilities	293	109
Deferred revenue	(1,620)	633
Net cash provided by operating activities	$6,666	$5,828

Cash flows from investing activities:
Purchase of property and equipment	(563)	(349)
Purchase of short term investments	(17,061)	(7,745)
Sales and maturities of short term investments	17,660	15,500
Acquisitions, net of cash acquired	-	(462)
Cash flows provided by investing activities	36	6,944

Cash flows from financing activities:
Proceeds from exercise of stock options	10	26
Payments on capital lease obligation	(6)	(24)
Net cash provided by financing activities	4	2

Effect of exchange rate changes on cash and cash equivalents	47	(277)
Net increase in cash and cash equivalents	6,706	12,774
Cash and cash equivalents - beginning of period	40,659	25,748
Cash and cash equivalents - end of period	$47,412	$38,245

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Non-GAAP financial measures and reconciliation:

GAAP income (loss) from operations	$(162)	$3,521
Add: noncash stock option expense (1)	1,092	886
Non-GAAP income from operations	$930	$4,407

GAAP net income (loss)	$(45)	$2,153
Add: noncash stock option expense (1)	1,092	886
Non-GAAP net income	$1,047	$3,039

Non-GAAP income per share:
Basic	$0.05	$0.14
Diluted	$0.05	$0.13

Weighted-average number of shares used in per share amounts:

Basic	22,018	21,942

GAAP diluted shares outstanding	22,018	23,114
Add: effect of dilutive shares resulting from Non-GAAP net income	1,083	-
Add: effect of excluding stock options expensed under FAS 123R	35	102
Non-GAAP diluted shares outstanding	23,136	23,216

Footnotes to Adjustments

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
	Three Months Ended
	March 31,
	2009	2008
Stock option expense by line item:
Cost of maintenance and professional services	$99	$83
Sales and marketing	269	174
Research and development	295	226
General and administrative	429	403
	$1,092	$886

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com